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                                                                      EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                                 Three Months Ended      Six Months Ended
                                      June 30,               June 30,
                                 2003        2002        2003        2002
                                 ----        ----        ----        ----
                                   (in thousands, except per share data)
BASIC

Net Income                      $  527      $  419      $1,001      $  844
/ Weighted Average Shares        2,655       2,619       2,645       2,617
                                ------      ------      ------      ------

Basic Earnings Per Share        $ 0.20      $ 0.16      $ 0.38      $ 0.32
                                ======      ======      ======      ======


DILUTED

Net Income                      $  527      $  419      $1,001      $  844
/ Weighted Average Shares        2,698       2,648       2,688       2,641
                                ------      ------      ------      ------
Diluted Earnings Per Share      $ 0.20      $ 0.16      $ 0.37      $ 0.32
                                ======      ======      ======      ======